SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 _______________


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*


                                Entrx Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    591142203
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

--------------------------                           ---------------------------
CUSIP No.  591142203                  13G                            Page 2 of 9
--------------------------                           ---------------------------


------------ -------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Bradley Resources Company
             16-1224523
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [   ]
                                                                  (b)  [ X ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER
                                             476,255
           NUMBER OF              ---------- -----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY                       0
            OWNED BY              ---------- -----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING                         476,255
          PERSON WITH             ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER
                                             0
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             476,255
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                            [   ]

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.19 %
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             PN
------------ -------------------------------------------------------------------

--------------------------                           ---------------------------
CUSIP No.  591142203                  13G                            Page 3 of 9
--------------------------                           ---------------------------


------------ -------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             George W. Holbrook, Jr.
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [   ]
                                                                  (b)  [ X ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER
                                             75,360
           NUMBER OF              ---------- -----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY                       491,555
            OWNED BY              ---------- -----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING                         75,360
          PERSON WITH             ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER
                                             491,555
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             566,915
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                            [   ]

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.36 %
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------------------------                           ---------------------------
CUSIP No.  591142203                  13G                            Page 4 of 9
--------------------------                           ---------------------------


------------ -------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             James R. McGoogan
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [   ]
                                                                  (b)  [ X ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER
                                             11,485
           NUMBER OF              ---------- -----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY                       491,555
            OWNED BY              ---------- -----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING                         11,485
          PERSON WITH             ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER
                                             491,555
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             503,040
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                            [   ]

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.53 %
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

The Reporting Persons initially filed a Schedule 13D with the Securities and Exchange Commission on August 20, 1999 to report their beneficial ownership position in Entrx Corporation. The Reporting Persons are eligible to report their beneficial ownership position on Schedule 13G and have elected to report their beneficial ownership position on Schedule 13G on a going-forward basis.

Item 1(a).     Name of Issuer:

               The name of the Issuer is Entrx Corporation.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               800 Nicollet Mall, Suite 2690
               Minneapolis, MN 55402

Item 2(a).     Name of Person(s) Filing:

               This statement is being filed jointly by the following parties (collectively, the "Reporting Persons"):

               Bradley Resources Company
               George W. Holbrook, Jr.
               James R. McGoogan

               Bradley Resources Company is a general partnership formed under the laws of the State of New York. The partners of Bradley Resources Company are Mr. Holbrook and Mr. McGoogan.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               The address of the principal business office of each of Bradley Resources Company, Mr. Holbrook and Mr. McGoogan is 765 SW Wisper Bay Drive, Palm City, Florida 34990-1429.

Item 2(c).     Citizenship:

               Bradley Resources Company is a general partnership formed under the laws of the State of New York. Mr. Holbrook and Mr. McGoogan are each citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.10 per share.

Item 2(e).     CUSIP Number:

               591142203

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [ ]  Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o);

               (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C. 78c);

               (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c);

               (d)  [ ]  Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8);

               (e)  [ ]  An investment adviser in accordance with
                         ss. 240.13d-1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with ss. 240.13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with ss. 240.13d-1(b)(1)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).


Item 4.        Ownership.

------------------------- -------------- ------------ ------------ ------------------- ---------------- ------------------
                                                       Sole Power                       Sole Power to
                              Amount                   to Vote or    Shared Power to    Dispose or to     Shared Power to
                           Beneficially   Percent of     Direct     Vote or to Direct     Direct the     Dispose or Direct
Reporting Person              Owned         Class       the Vote        the Vote        Disposition of  the Disposition of
------------------------- -------------- ------------ ------------ ------------------- ---------------- ------------------
Bradley Resources            476,255        6.19%        476,255              0            476,255                 0
Company
------------------------- -------------- ------------ ------------ ------------------- ---------------- ------------------
George W. Holbrook, Jr.      566,915        7.36%         75,360        491,555             75,360           491,555
------------------------- -------------- ------------ ------------ ------------------- ---------------- ------------------
James R. McGoogan            503,040        6.53%         11,485        491,555             11,485           491,555
------------------------- -------------- ------------ ------------ ------------------- ---------------- ------------------


               Because of the relationships described in Item 2(a), the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof any of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, then check the following [ ].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ___, 2005


BRADLEY RESOURCES COMPANY


By:  ____________________________________________
     Name:   James R. McGoogan
     Title:  Partner


_________________________________________________
George W. Holbrook, Jr.


_________________________________________________
James R. McGoogan

                                    EXHIBIT A

                       AGREEMENT BETWEEN REPORTING PERSONS

     In accordance with Rule 13d-1(k)(1) of Regulation 13D-G of the Securities Exchange Act of 1934, as amended, the persons or entities below agree to the joint filing on behalf of each of them of the Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Entrx Corporation, and agree that such statement is, and any amendments thereto filed by any of them will be, filed on behalf of each of them, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Dated:  January ___, 2005


BRADLEY RESOURCES COMPANY


By:  ____________________________________________
     Name:   James R. McGoogan
     Title:  Partner


_________________________________________________
George W. Holbrook, Jr.


_________________________________________________
James R. McGoogan